Exhibit 99.1

EKIMAS Corporation Announces Special Cash Distribution

April 6, 2020 – Canton, MA – EKIMAS Corporation (OTCQB: “ASNB”), formerly AdvanSource Biomaterials Corporation (the “Company”), which sold substantially all of its assets to Mitsubishi Chemical Performance Polymers, Inc. on January 31, 2020, today announced that the Company’s Board of Directors approved a special cash distribution of $0.18 per share at its April 3, 2020 meeting. The cash distribution is payable on April 23, 2020 to shareholders of record as of April 16, 2020.

About EKIMAS Corporation

EKIMAS Corporation, formerly AdvanSource Biomaterials Corporation (the “Company”), sold substantially all of its assets to Mitsubishi Chemical Performance Polymers, Inc. on January 31, 2020 (the “Closing Date”). As a result, the Company ceased operating as a manufacturer and seller of advanced polymers. Subsequent to the Closing Date, the Company became engaged in efforts to identify an operating company to acquire or merge with through an equity-based exchange transaction that would likely result in a change in control. Although certain opportunities have been investigated to determine whether a potential merger opportunity could add value for the benefit of the Company’s shareholders, the Company has not yet entered into any binding arrangements.

Cautionary Note Regarding Forward-Looking Statements

Some of the statements in this release are or may constitute "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections presented or implied and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as "believe," "expect," "anticipate," "project," "target," "optimistic," "intend," "aim," "will", "may" and variations and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties, many of which are beyond the Company’s control. Actual results could differ materially if not substantially from those described in the forward-looking statements. The foregoing listing of risks is not exhaustive. Additional risks and uncertainties are identified and discussed in the Company’s reports filed or to be filed with the SEC, including its Form 10-K for the fiscal year ended March 31, 2019 and Form 10-Q for the fiscal quarter ended December 31, 2019. The Company’s reports, as filed with the SEC, can be found at the SEC’s website at http://www.sec.gov. Forward-looking statements included in this press release speak only as of the date of this press release. The Company undertakes and assumes no obligation, and does not intend, to update the Company’s forward-looking statements, except as required by law.

Contacts

EKIMAS Corporation

David Volpe

508-523-3141